UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2002

TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28316	72-1252405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 North American Court, Houma, Louisiana		70363
(Address of principal executive offices)		(Zip Code)

(504) 851-3833
(Registrant's telephone number, including area code)

Item 5.         Other Events.

            Trico Marine Services, Inc. (the "Company") announced today that it has commenced a cash tender offer to purchase its existing 8.50% senior notes due 2005. In connection with the tender offer, the Company is also seeking consents to eliminate certain provisions in the indenture governing the Senior Notes due 2005.

            Under the terms of the tender offer and the consent solicitation, the Company will purchase tendered notes at a cash purchase price for each $1,000.00 principal amount of tendered notes equal to $1,034.00 plus accrued and unpaid interest on such principal amount up to but not including the payment date. The purchase price includes a consent payment of $25.00 for each $1,000.00 principal amount of tendered notes that will be paid only for notes tendered on or prior to the consent date, which will be 5:00 p.m. New York time, on May 29, 2002, unless extended by the Company. Holders who tender notes after the consent date will not be paid the consent payment.

            The tender offer will expire at 5:00 p.m. New York City time, on June 14, 2002, unless extended. Payment for notes tendered and accepted on or before May 29, 2002 will be made promptly following the closing of the Company's debt offering of its senior notes due 2012. Payments for notes tendered and accepted after May 29, 2002 but on or prior to June 14, 2002 will be made promptly following the expiration of the tender offer. Consummation of the tender offer, and payment for tendered notes, is subject to the satisfaction or waiver of various conditions, including that the Company having consummated the offering of $250 million of its senior notes due 2012 on terms and conditions acceptable to it.

            On May 17, 2002, the Company issued a press release announcing the commencement of a cash tender offer and consent solicitation, which is included as Exhibit 99 to this Form 8-K and incorporated herein by reference.

Item 7.         Financial Statements and Exhibits.

            (c)    Exhibits.

                    99     Press release issued by Trico Marine Services, Inc. on May 17, 2002.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.

By: /s/ Victor M. Perez

Victor M. Perez Vice President, Chief Financial Officer And Treasurer

Dated: May 17, 2002